Exhibit 16.1 Letter from Arthur Andersen LLP regarding change in certifying accountant





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


May 1, 2002


Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated April 24, 2002 of Factory 2-U Stores, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP


Copy to: Mr. Douglas Felderman, Executive Vice President and CFO